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                                                                   Exhibit 99.10

                                 PROMISSORY NOTE


            $150,000.00       Houston, Texas      December 21, 1999


        FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates, and in the amounts so herein stipulated, the undersigned, WILLIS GROUP, LLC ("Maker"), promises to pay to the order of FIRST STERLING VENTURES CORP. ("Payee") or assigns, whose address is Eight Greenway Plaza, Suite 702, Houston, Texas, 77046, Harris County, Texas, the sum of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00)in lawful money of the United States of America, which shall be legal tender, in payment of all debts and dues, public and private, at the time of payment and to pay interest thereon from date until maturity at a rate of seven percent (7%) per annum, payable as stipulated herein.
        This note is due and payable in full on demand by Payee, provided that no such demand shall be made prior to six months from the date hereof.

        Security for this note shall include all rights and interests in certain Common Stock, Warrants and Options(Securities)of Equalnet Communciations Corp(OTC BB:ENET.OB), and assigned to Maker on the date hereof.

        This note may be prepaid in whole or in part at any time without penalty; provided, however, that all payments received by Payee from Maker upon this note shall first be applied to the payment of accrued but unpaid interest, with the balance thereof to be applied to the reduction of the outstanding principal of this note. All prepayments in excess of accrued interest shall be applied to the outstanding principal balance of this note in the inverse order of maturity.

        Whenever any payment to be made under this note shall be stated to be due on a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas, then such payment shall be made on the next succeeding business day and such extension of time shall in such case be included in the computation of payment of interest hereunder.

        In addition to all principal and accrued interest on this note, Maker agrees to pay (a) all reasonable costs and expenses incurred by all owners and holders of this note in collecting this note through probate, reorganization, bankruptcy or any other proceeding, (b) the reasonable attorneys' fees when and if this note is placed in the hands of an attorney for collection after default, and (c) the reasonable attorneys' fees, costs and expenses incurred by Payee in connection with the preparation and filing of the agreements and documents contemplated herein.

        Unless as otherwise provided by law, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate and notice of acceleration), demand, presentment for payment, protest and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to them or any of them, and each agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any security at any time existing or by any failure to perfect or to maintain perfection of any lien on or security interest in any such security.

        Maker warrants and represents to Payee, and to all other owners and holders of any indebtedness evidenced hereby, that the loan evidenced by this
Note is and shall be solely for business, commercial or agricultural purposes and not primarily for personal, family or household use. Maker acknowledges that the loan evidenced by this Note is specifically exempted under Section 226.3(a) of Regulation Z issued by the Board of Governors of the



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Federal Reserve System and under the Truth-in-Lending Act and that no disclosures are required to be given under such regulations and federal laws in connection with this Note.

        It is agreed that time is of the essence of this agreement, and that in the event of default in the payment of any installment of principal or interest when due the holder hereof may declare the unpaid principal balance plus all accrued but unpaid interest due thereon immediately due and payable without notice, and failure to exercise said option shall not constitute a waiver on the part of the holder of the right to exercise the same at any other time.

        In the event of default in the making of any payment herein provided when due (either of principal and/or interest), or in the event the entirety of the unpaid principal balance plus accrued unpaid interest thereon is declared due, interest on such past-due indebtedness (either principal and/or interest) shall accrue at the maximum rate allowed by law.

        All agreements between the Maker and the Payee, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no event, whether by reason of acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance, or detention of the money to be loaned hereunder or otherwise exceed the maximum amount permissible under applicable law. If fulfillment of any provision hereof or of any mortgage, loan agreement, or other document evidencing or securing the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if the Payee shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, an amount equal to any excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to the Maker. All sums paid or agreed to be paid to the Payee for the use, forbearance, or detention of the indebtedness of the Maker to the Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term thereof. The provisions of this paragraph shall control all agreements between the Maker and the Payee.

        This note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America, except that Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), shall not apply hereto. For purposes of any suit relating to this note, Maker hereof submits itself to the jurisdiction of any court sitting in the State of Texas and further agrees that venue in any suit arising out of this note or any venue shall be fixed in Harris County, Texas. Final judgment in any suit shall be conclusive and may be enforced in any jurisdiction within or without the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of such liability.

        THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                                   "MAKER"

            /s/ MARK A. WILLIS
            ----------------------------------------------
            Mark A. Willis, President of WILLIS GROUP, LLC